Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-48587, 333-102074, 333-153131, 333-153608, and 333-169532 on Form S-3 and Nos. 333-56094, 333-58279, 333-67798, 333-72766, 333-72768, 333-81183, 333-89356, 333-101472, 333-110662, 333-146170, 333-165640, and 333-172464 on Form S-8 of FirstEnergy Corp. of our report dated February 23, 2011, relating to the consolidated financial statements of Allegheny Energy, Inc. and subsidiaries appearing in this Current Report on Form 8-K/A of FirstEnergy Corp.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
April 18, 2011